As filed with the Securities and Exchange Commission on July 13, 2009
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GIGAMEDIA LIMITED
(Company Registration Number: 199905474H)
(Exact name of Registrant as Specified in its Charter)

Republic of Singapore (State or Other Jurisdiction of Incorporation or Organization)	None (I.R.S. Employer Identification Number)
207 Tiding Boulevard — Sec. 2, 8F,
Neihu District, Taipei City 114,
Taiwan
(886-2) 2656 8000
(Address, including zip code of principal executive offices)
2008 Equity Incentive Plan
2008 Employee Share Purchase Plan
2009 Equity Incentive Plan
2009 Employee Share Purchase Plan
(Full title of the plan)
Puglisi & Associates
850 Library Avenue
Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address, including zip code and telephone, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
	Amount to	Maximum		Maximum	Amount of
Title of Each Class of	be	Offering Price per		Aggregate	Registration
Securities to be Registered	Registered	Ordinary Share		Offering Price	Fee
Ordinary shares of the Registrant (“Ordinary Shares”) issuable under the:
— 2008 Equity Incentive Plan (1) (5)	1,000,000	$5.32	(6)	$5,320,000	$296.86
— 2008 Employee Share Purchase Plan (2) (5)	200,000	$5.32	(6)	$1,064,000	$59.37
— 2009 Equity Incentive Plan (3) (5)	1,500,000	$5.32	(6)	$7,980,000	$445.28
— 2009 Employee Share Purchase Plan (4) (5)	200,000	$5.32	(6)	$1,064,000	$59.37
TOTAL	2,900,000			$15,428,000	$860.89

(1)	Represents the maximum number of Ordinary Shares issuable under the Registrant’s 2008 Equity Incentive Plan (the “2008 EIP”) with respect to the grant of options, stock appreciation rights, restricted stocks, restricted stock units or other stock-based awards under the 2008 EIP.

(2)	Represents the maximum number of Ordinary Shares issuable under the Registrant’s 2008 Employee Share Purchase Plan (the “2008 ESPP”) with respect to the grant of purchase rights under the 2008 ESPP.

(3)	Represents the maximum number of Ordinary Shares issuable under the Registrant’s 2009 Equity Incentive Plan (the “2009 EIP”) with respect to the grant of options, stock appreciation rights, restricted stocks, restricted stock units or other stock-based awards under the 2009 EIP.

(4)	Represents the maximum number of Ordinary Shares issuable under the Registrant’s 2009 Employee Share Purchase Plan (the “2009 ESPP”) with respect to the grant of purchase rights under the 2009 ESPP.

(5)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares which may become issuable under the 2008 EIP, the 2008 ESPP, the 2009 EIP and the 2009 ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.

(6)	Estimated solely for the purpose of determining the registration fee computed in accordance with Rule 457(h) under the Securities Act, on the basis of the average of the high and low reported sale prices of the Registrant’s Ordinary Shares, as reported on the Nasdaq Stock Market on July 9, 2009.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.
Item 2.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.
Item 4.
Item 5.
Item 6.
Item 7.
Item 8.
Item 9.
SIGNATURES
SIGNATURE OF AUTHORIZED REPRESENTATIVE
EX-4.1
EX-4.2
EX-4.3
EX-4.4
EX-5.1
EX-23.1
EX-24.1

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registration Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or given to the employees who participate in the 2008 EIP, the 2008 ESPP, the 2009 EIP and the 2009 ESPP described herein as required by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.
     The following documents previously filed with the SEC are hereby incorporated by reference into this registration statement:
a) The Registrant’s annual report on Form 20-F (File No. 000-30540), filed with the SEC on June 26, 2009 for the fiscal year ended December 31, 2008 (the “Form 20-F”).
b) The Registrant’s reports on Form 6-K, filed with the SEC on April 6, 2009, May 5, 2009, June 12, 2009 and June 15, 2009.
c) The description of the Registrant’s Ordinary Shares contained in the Form 8-A registration statement (File No. 333-11416), filed with the SEC on February 14, 2000.
     In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and shall be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.
     Not applicable.

Item 5.	Interests of Named Experts and Counsel.
     Not applicable.

Item 6.	Indemnification of Officers and Directors.
     The Registrant’s articles of association provide, inter alia, that:
(a) subject to the Singapore Companies Act (Chapter 50), the Registrant’s directors and officers shall be entitled to be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by such person in the execution and discharge of his duties or in relation thereto; and
(b) no director, manager, secretary or other officer of the Registrant shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of the Registrant or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Registrant shall be invested or for any loss or damage arising from the bankruptcy insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same shall happen through his own negligence, willful default, breach of duty or breach of trust.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits

Exhibit
Number	Description
4.1	The 2008 Equity Incentive Plan.

4.2	The 2008 Employee Share Purchase Plan.

4.3	The 2009 Equity Incentive Plan.

4.4	The 2009 Employee Share Purchase Plan.

5.1	Opinion of Allen & Gledhill LLP, Singapore counsel to the Registrant.

23.1	Consent of GHP Horwath, P.C.

23.2	Consent of Allen & Gledhill LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney.

Item 9.	Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b)    That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c)    That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Taipei, Taiwan, on this 13th day of July 2009.

GIGAMEDIA LIMITED
By:	/s/Michael Y.J. Ding
Name: Michael Y.J. Ding
Title: Chairman

SIGNATURE OF AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of GigaMedia Limited, has signed this registration statement.

PUGLISI & ASSOCIATES
By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director